Exhibit 99.1

                        LOEHMANN'S HOLDINGS, INC. REPORTS

                              FIRST QUARTER RESULTS


BRONX,  N.Y.--(BUSINESS  WIRE)--May 30, 2003--Loehmann's Holdings, Inc. (NASDAQ:
LHMS) today announced financial results for the first quarter ended May 3, 2003.

     Net sales for the first quarter of fiscal year 2003 were $90.4 million compared with net sales of $93.4 million in the quarter ended May 4, 2002. Comparable store sales for the first quarter of fiscal year 2003 decreased 7.7%. Gross margin for the quarter increased 80 basis points to 40.3%, primarily reflecting strong full-price sell-thru.

     Net income was $2.8 million, or $0.37 per diluted share on 7,510,000 shares outstanding, as compared to net income of $4.2 million, or $0.60 per diluted share on 6,986,000 shares outstanding in the first quarter last year. For the first quarter, earnings before interest, taxes, depreciation and amortization (EBITDA) was $7.5 million, compared to $9.9 million reported for last year's comparable quarter.

     "We were adversely impacted by the reduction in customer traffic that was experienced by the retail industry, prompted primarily by unseasonably cold weather, the war and the weak economy," stated Robert N. Friedman, Chief Executive Officer, Loehmann's. "As we look ahead we remain cautious. We are, however, pleased with the performance of our new stores and in addition, we are encouraged by the availability of merchandise which we are able to purchase opportunistically."

     The Company noted that it opened three new stores (East Hanover, NJ, Troy, MI & Chevy Chase, MD) during the first quarter and closed one smaller store. For the remainder of fiscal 2003, the Company plans to open one additional new store in Natick, MA and expand its existing San Francisco, CA and East Brunswick, NJ stores, which will add approximately 30,000 sq. ft. to these two stores.

     Separately, and as previously announced, the Company indicated that it plans to redeem $5.7 million of its outstanding 11% senior notes. The redemption becomes effective on June 9, 2003 and represents 50% of the $11.4 million notes outstanding. This follows the Company's previous $15 million redemption in November 2002.

     Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 46 stores in major metropolitan markets located in 16 states. Loehmann's invites investors to visit the Company's web site at www.loehmanns.com.

********************************************************************************
This release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, uncertainties, and other factors which may cause actual results to differ materially from such forward-looking information. Such factors include, among other things, levels of sales and store traffic, general economic and business conditions, competition, development and operating costs, advertising and promotional efforts, brand awareness, and the existence or absence of adverse publicity. For more detail, see the Company's annual and quarterly reports filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at (718) 409-2000). Investors and prospective investors are urged to consider the factors discussed above, and to read the Company's annual and quarterly reports filed with the Securities and Exchange Commission.
********************************************************************************

                               (Tables to Follow)

                            LOEHMANN'S HOLDINGS INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                                ($ IN THOUSANDS)

                                                            THIRTEEN WEEKS ENDED
                                                  ------------------------------------------
                                                         MAY 3,                MAY 4,
                                                          2003                  2002
                                                  ---------------------- -------------------

     Sales                                                      $90,428            $ 93,397
     Cost of sales                                               54,001              56,536
                                                  ---------------------- -------------------
     Gross margin                                                36,427              36,861

     Revenue from leased departments                                329                 282
                                                  ---------------------- -------------------
     Operating profit                                            36,756              37,143
     Selling, general and administrative expenses                29,246              27,260
                                                  ---------------------- -------------------
     EBITDA (1)                                                   7,510               9,883
     Depreciation and amortization                                2,345               2,155
                                                  ---------------------- -------------------
     Operating income                                             5,165               7,728
     Interest expense, net                                          458                 786
                                                  ---------------------- -------------------
     Income before income taxes                                   4,707               6,942

     Provision for income taxes                                   1,955               2,739
                                                  ---------------------- -------------------
     Net income                                                  $2,752              $4,203
                                                  ====================== ===================

     Earnings Per Share:
     Basic
        Earnings per share                                       $ 0.41              $ 0.63
                                                  ====================== ===================
        Weighted Average Shares Outstanding                       6,659               6,664
                                                  ====================== ===================
     Diluted
        Earnings per share                                       $ 0.37              $ 0.60
                                                  ====================== ===================
        Weighted Average Shares Outstanding                       7,510               6,986
                                                  ====================== ===================


(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor's understanding of our operating results. It should not be construed as an alternative to operating income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

                            LOEHMANN'S HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEET
                                ($ IN THOUSANDS)


                                                                             MAY 3,        FEBRUARY 1,
                                                                              2003             2003
                                                                        ----------------  ---------------
                                                                           (Unaudited)       (Audited)
          Assets
          Cash & cash equivalents                                           $   1,525         $   11,217
          Inventory                                                            64,070             51,506
          Prepaid expenses and other current assets                             7,677              5,798
                                                                        ----------------  ---------------
              Total current assets                                             73,272             68,521


          Property, plant and equipment, net                                   45,519             45,087
          Deferred financing fees and other assets, net                         1,514              1,585
          Deferred tax asset                                                    2,968              2,968
          Reorganization value in excess of identifiable assets, net           15,988             15,988
                                                                        ----------------  ---------------
              Total assets                                                 $  139,261         $  134,149
                                                                        ================  ===============

          Liabilities and Equity
          Accounts payable - trade                                         $   24,370         $   23,603
          Revolving credit facility                                             3,573                  -
          Accrued expenses                                                     17,808             18,954
          Income taxes payable                                                    683              1,351
          Current portion of long-term debt                                     5,700                  -
          Accrued interest                                                         49                354
                                                                        ----------------  ---------------
              Total current liabilities                                        52,183             44,262


          11% Senior notes due 12/31/2005                                       5,707             11,407

          Other noncurrent liabilities                                          6,334              6,195

          Stockholders' equity:

            Common stock                                                           66                 66
            Additional paid-in-capital                                         49,934             49,934
            Retained earnings                                                  25,037             22,285
                                                                        ----------------  ---------------
          Stockholders' equity                                                 75,037             72,285
                                                                        ----------------  ---------------
          Total liabilities & stockholders' equity                         $  139,261         $  134,149
                                                                        ================  ===============